EXHIBIT 10.8
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                              EMPLOYMENT AGREEMENT
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     This Employment Agreement (the "Agreement"), dated April 21, 2003, is made and entered into by and between Michael Prince ("Employee") and Signature Eyewear, Inc., a California corporation (the "Company"), with reference to the following facts and objectives:

     (i) Employee has been employed by the Company as its Chief Financial Officer for more than five years;

     (ii) In connection with the acquisition by Dartmouth of a principal minority ownership interest in the Company, and a restructuring of the management and debt of the Company (the "Restructuring"), the Company, Dartmouth, and Employee desire to provide for the continued employment of Employee with the Company in a new role, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to employment with the Company, on the terms and conditions set forth herein.

     2. TERM. The term of this Agreement (the "Term") shall be for a period of approximately five (5) years, commencing on the date hereof and ending March 31, 2008. If Employee's employment with the Company extends beyond the expiration of the Term and the parties do not enter into a written extension or amendment hereof, such employment shall be terminable at will by either party at any time, but all other terms and conditions hereof not inconsistent with an at-will employment relationship shall remain in effect.

     3. TITLE OF EMPLOYEE; DUTIES.

          3.1 TITLE. The Company hereby employs Employee to serve as its President and Chief Executive Officer.

          3.2 DUTIES. Employee's duties and responsibilities shall be those incident to the position of President and Chief Executive Officer as set forth in the Company's Bylaws, and those that are normally and customarily vested in the President and Chief Executive Officer of a corporation, including, but not limited to, oversight responsibility for all day to day management and operations of the Company, with the authority to supervise and control all personnel and operations, and to delegate

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operational functions to such personnel. Employee shall be the most senior executive officer of the Company, and shall report to, and be subject to the authority of, the Board of Directors of the Company (the "Board").

          3.3 TIME DEVOTED TO COMPANY. Except as otherwise provided herein, Employee agrees to devote Employee's full working time and attention to the Company. While employed by the Company, Employee shall not directly or indirectly engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner, as an officer, director, or shareholder of any class of capital stock of any other corporation (except as the holder of less than 1% of the issued and outstanding shares of a publicly held corporation), or as an employee, agent, consultant, member, manager, trustee, fiduciary, or other representative of any other entity, except with the Company's express written consent. Expenditures of reasonable amounts of time for charitable, educational, or professional activities and personal business shall not be deemed a breach hereof, provided that those activities are not competitive with the business of the Company and do not interfere with Employee's performance hereunder.

     4. COMPENSATION AND BENEFITS.

          4.1 SALARY. The Company shall pay Employee a base annual salary (the "Salary") at the rate of $240,000 per year (subject to income tax and other applicable employee withholdings), payable in weekly installments or at such other regular periodic intervals as may be determined by the Board from time to time. The Salary shall be prorated for any period less than a full year, and the weekly installments shall be prorated for any period less than a full weekly pay period. The Salary shall be reviewed annually by the Board, and may be increased, but not decreased, in the discretion of the Board.

          4.2 VACATION. Employee shall be entitled to paid vacation in accordance with the Company's vacation policy applicable to all employees of the Company, but in no event less than five (5) weeks of paid vacation per year. Any accrued and unused vacation time shall be paid to Employee in cash at the end of each fiscal quarter of the Company during the term hereof.

          4.3 HEALTH INSURANCE. Employee shall be eligible to participate in the group medical, dental and life insurance plans maintained by the Company for the benefit of all employees, or any class or group of employees of which Employee is a member. The Company shall pay all premiums associated with such coverage for Employee and his dependants.

          4.4 AUTOMOBILE. In addition to the Salary and any other benefits hereunder, the Company shall provide to Employee an automobile, and shall pay all costs

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of operation and maintenance of the automobile, including, but not limited to, leasing or finance costs, registration and licensing, insurance, gasoline and oil, repairs, and maintenance. The Company shall maintain automobile insurance coverage in the minimum amount of $1,000,000, which shall include both Employee and the Company as named insureds.

          4.5 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee monthly for all reasonable business related expenses incurred by Employee while acting in the course of Employee's duties to, or for the benefit of, the Company, upon the presentation by Employee of documentary evidence adequate to substantiate each such expense as an ordinary and necessary business expense of the Company under federal and state income tax law.

          4.6 OTHER EMPLOYEE BENEFITS. Employee shall be entitled to all other benefits of employment generally available to other personnel of the Company, including, without limitation, participation in any dental, life, and disability insurance plans, sick leave plans, retirement, pension, or profit sharing plans.

          4.7 EMPLOYEE POLICIES AND PRACTICES. All benefits to which Employee shall be entitled pursuant to this Section 4 shall be subject to the terms and conditions of such plans and Company's oral and written personnel policies and practices as applicable to all employees of the Company, as they exist or are modified from time to time or as any particular policy is determined by the Board.

     5. STOCK BONUSES. Subject to the terms and conditions of this Section 5, on behalf and for the benefit of the Company, the Company shall transfer to Employee as additional compensation the shares of voting common stock of the Company set forth below. The issuance of any and all shares of the Company's stock to Employee shall be conditioned upon Employee completing, executing, and delivering to the Company an investment representation letter in the form attached hereto as Exhibit A.

          5.1 PROFIT INCENTIVE SHARES. As an incentive to Employee to use his best efforts to guide the Company to profitability, and then to increase its profitability, the Company shall issue to Employee an additional Four Hundred Twenty Thousand (420,000) shares of the Company's voting common stock (the "Profit Incentive Shares") upon Employee's execution of this Agreement. The Profit Incentive Shares shall be subject to forfeiture by Employee and shall be re-assigned by Employee to the Company, in the amounts, and on the conditions described herein.

          5.2 POSITIVE INCOME TARGET. Two Hundred Ten Thousand (210,000) shares (the "Positive Income Shares") shall be forfeited by Employee if the Company has not achieved "Positive Income Status" (as described herein) on or before

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October 31, 2006. The Company shall have achieved "Positive Income Status" when the audited profit and loss statement of the Company as of the last day of its fiscal year in any year (the "Positive Income Year"), as prepared by the Company's regular outside accountants, reflects no net (after tax) loss from ordinary operations (excluding extraordinary income or loss arising from the Restructuring, as determined by the Company's regular outside accountants). Positive Income Status shall be deemed to have been achieved on the last day of the Company's fiscal year as of which the audited profit and loss statement is stated, notwithstanding that the audited profit and loss statement is issued by the Company's outside accountants several months thereafter. If the Company achieves Positive Income Status at any time prior to October 31, 2006, the Positive Income Shares shall no longer be subject to forfeiture, even if subsequent profit and loss statements of the Company reflect net losses. If the Company fails to achieve Positive Income Status on or before October 31, 2006, then Employee shall re-assign the Positive Income Shares to the Company on the first day of the calendar month following the issuance of the Company's audited financial statements for the year then ended.

          5.3 PROFITABILITY TARGET. Two Hundred Ten Thousand (210,000) shares (the "Profitability Shares") shall be forfeited by Employee if, once the Company achieves Positive Income Status, the Company does not, within three fiscal years thereafter, achieve net (after tax) income from ordinary operations (excluding extraordinary income or loss arising from the Restructuring, as determined by the Company's regular outside accountants) of at least $250,000, as reflected on the Company's audited year end profit and loss statement. If the Company achieves net income of at least $250,000 within such three year period (not including the Positive Income Year), the Profitability Shares shall no longer be subject to forfeiture, even if a subsequent profit and loss statement within that three year period reflects decreases in net income or net losses. If the Company fails to achieve at least $250,000 of net income following the Positive Income Year, then Employee shall re-assign the Profitability Shares to the Company on the first day of the calendar month following the issuance of the Company's audited financial statements for the year then ended.






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     6. CONFIDENTIAL INFORMATION.

          6.1 DESCRIPTION. The term "confidential information" includes, but is not limited to, plans, specifications, designs, drawings, ideas, concepts, prototypes, software, code, formulas, materials, techniques and procedures relating to the Company's products and services, including possible future products in development; the identities, contacts, requirements, preferences, and terms of the Company's customers and suppliers; forms, databases, computer programs and software, procedures, and information developed by the Company; financial books, records, projections and accounts of the Company; information regarding the Company's historical and anticipated business operations; personal and financial information regarding the Company's employees, customers, and suppliers; and other proprietary information relating to the operation of the Company's business, whether or not similar to the foregoing, whether disclosed to Employee by the Company or developed or discovered by Employee in the course of his duties on behalf of the Company, and whether or not eligible for "trade secret" protection under applicable state law.

          6.2 ACCESS TO CONFIDENTIAL INFORMATION. The Company hereby agrees to disclose to Employee all confidential information of the Company that is necessary or useful to Employee's discharge of his duties on behalf of the Company. In addition, in the course and scope of his duties, Employee may develop on behalf and for the benefit of the Company, or Employee may have access to, other confidential information of the Company, whether or not necessary or useful to the discharge of Employee's duties. Employee hereby acknowledges that all confidential information of the Company, including, but not limited to, the information so disclosed or made available to Employee, is confidential, proprietary, and unique; that it is the exclusive property of the Company or the person or entity to which it relates; that such confidential information will be made known to Employee in confidence in connection with his duties on behalf of the Company; and that any disclosure or use of such confidential information by Employee, other than in connection with his duties or otherwise for the sole benefit of the Company, would be wrongful and would cause the Company irreparable harm.

          6.3 DUTY OF NONDISCLOSURE. Employee agrees that he will at all times maintain the confidential information in strict confidence and that he will not at any time, either intentionally or negligently, disclose or use any confidential information of the Company other than in the performance of Employee's duties.

          6.4 NO SOLICITATION. Without limiting the generality of Sections 6.1 through 6.3 hereof, but rather to implement their provisions, Employee agrees that, during the twelve month period commencing with the date of termination of Employee's employment hereunder for any reason, Employee will not, without the prior express written consent of the Company in each instance, directly or indirectly, for Employee

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alone or for any other person or for any organization in which Employee directly or indirectly has a proprietary interest or by which Employee is employed or engaged in any capacity: (i) induce or attempt to influence any employee of the Company or any person or entity controlling, controlled by, or under common control with the Company (an "Affiliate") to terminate his or her employment with the Company or its Affiliate; or (ii) induce or attempt to induce any customer, supplier, licensee, or other business affiliate of the Company or its Affiliates to cease or reduce its business with the Company or its Affiliate.

     6. RETURN OF CONFIDENTIAL MATERIALS. Upon termination of Employee's employment with the Company for any reason, and at any other time upon the demand of the Company, Employee promptly shall deliver to the Company all documents and other materials in Employee's possession or under Employee's control that represent or contain any confidential information of the Company. Employee shall not retain any such materials or make copies thereof without the prior express written consent of the Company.

     7. INTELLECTUAL PROPERTY. All inventions, improvements, ideas, processes, programs, systems, devices, prototypes, models, plans, designs, drawings, inventions, or similar concepts ("Intellectual Property") created, invented, conceived, or reduced to practice by Employee while Employee is employed by the Company that are directly or indirectly related to the Company's business shall be the property of the Company. The parties hereto intend that all such Intellectual Property is and shall be considered "works made for hire", as such term is defined under United States copyright law. To the extent that any of such Intellectual Property does not qualify as works made for hire, Employee hereby transfers and assigns to the Company all worldwide right, title, and interest therein and thereto and, at the request and expense of the Company, Employee agrees to cooperate in the preparation of, and to execute and deliver to the Company, all applications for patents and all applications for registration of copyright, trademark or service mark with respect to such Intellectual Property, and all instruments of assignment or transfer necessary to vest title to such Intellectual Property in the Company in the United States and abroad.

     8. INJUNCTIVE RELIEF. Employee agrees and acknowledges that the obligations set forth in Sections 6 and 7 hereof are unique and that it would be extremely impractical to measure the resulting damages or to compensate the Company fully for breach of any of the provisions of Sections 6 or 7 hereof. Accordingly, Employee specifically agrees that the Company will be entitled to temporary and permanent injunctive relief to enforce the provisions of such Sections, and that such relief may be granted without the necessity of proving actual damages, and Employee expressly waives the defense that a remedy in damages will be adequate. This provision with respect to injunctive relief shall not diminish the Company's right to pursue any other remedy available to it at law or in equity, including the right to claim and recover damages.

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     9. TERMINATION OF EMPLOYMENT.

          9.1 TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder by giving written notice at any time that the Board determines there is good cause for such termination. Such notice will be effective immediately upon delivery thereof. For purposes hereof, "good cause" for termination is limited to the following:

               9.1.1 Employee's habitual neglect or willful disregard of his duties or Employee's repeated failure or inability to perform his duties hereunder, and his failure to correct the same within thirty (30) days of written notice from the Board of the specific acts or omissions alleged to constitute such neglect, disregard, or failure to perform;

               9.1.2 Employee's material breach of any of the covenants or agreements set forth herein, and Employee's failure to cure such breach within thirty (30) days of written notice from the Board of the specific breach by Employee and the action required to cure such breach;

               9.1.3 The commission by Employee of any act of violence in the workplace; or any theft or diversion of Company property; or any act of unlawful discrimination or harassment directed at the Company's employees, Affiliates, or constituents; or any act constituting fraud, deceit, or moral turpitude that has, or could have, a material adverse effect on the Company;

               9.1.4 Employee's conviction of, or plea of nolo contendere to (i) a felony or (ii) any criminal act against the Company or any person or entity affiliated therewith;

               9.1.5 Employee's use or abuse of alcohol, drugs or other controlled substances in the workplace, or in any manner that could reasonably be expected to have a material adverse effect on the Company's business or reputation; or

               9.1.6 Employee has been unable to perform his duties hereunder because of physical or mental impairment for a period of one hundred twenty
(120) consecutive days, or for one hundred eighty (180) days (whether or not consecutive), in any twelve (12) month period.

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          9.2 GOOD REASON FOR RESIGNATION. The following events or changes in circumstances shall constitute good reason for resignation by Employee. If Employee resigns his employment hereunder for any of the following reasons, such resignation shall be deemed to be the equivalent of a termination by the Company without good cause:

               9.2.1 A demotion of Employee. As Employee holds the position of the most senior executive officer of the Company, any change in title, authority, or responsibilities, or the addition of any level of reporting authority between Employee and the Board, shall be deemed a demotion;

               9.2.2 Any reduction in Employee's compensation or the benefits provided for herein without Employee's prior written consent, other than a reduction in benefits that results from a change in an employee benefit plan, which change is generally applicable to all beneficiaries of that plan;

               9.2.3 The relocation of the Company's principal executive offices outside of the Los Angeles metropolitan area, if such relocation requires Employee to relocate his place of business;

               9.2.4 Any temporary assignment of Employee to any office or location of the Company outside the Los Angeles metropolitan area for a period or series of periods exceeding three months;

               9.2.5 The failure of the Company or Dartmouth to provide any of the compensation or benefits provided for herein, or the material breach by the Company or Dartmouth of any of their covenants herein; or

               9.2.6 Unlawful discrimination or other unlawful acts committed against Employee on the basis of age, race, national origin, religion, sex, sexual orientation, medical condition, or disability, or retaliation against Employee for any attempt to address or remedy the same or any violation of a public policy.

          9.3 CONSEQUENCES OF TERMINATION WITHOUT CAUSE. If the Company terminates Employee's employment without good cause, as defined in Section 9.1 hereof, or if Employee resigns for good reason, as defined in Section 9.2 hereof, then:

               9.3.1 The Company shall pay to Employee within 30 days following the effective date of such termination without good cause or resignation for good reason all of the Salary that would have been payable to Employee hereunder from the date of such termination or resignation until the expiration of the term hereof,

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together with all accrued and unpaid compensation or benefits through the date of termination.

               9.3.2 If Employee is eligible for and elects health insurance continuation coverage under COBRA, then for as long as Employee remains eligible for such benefits, the Company shall pay all premiums associated with such coverage; and

               9.3.3 If any of the Incentive Bonus Shares remain subject to forfeiture pursuant to the terms of Section 5.2 hereof, all such conditions shall immediately terminate, and the Incentive Bonus Shares shall be free of the risk of forfeiture.

     10. NOTICES. All notices, demands and other communications required, desired, or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given immediately if personally delivered or sent by telecopier or other electronic transmitting device; twenty-four hours after being delivered to overnight delivery couriers; or five days after mailing by registered or certified mail, postage prepaid, return receipt requested, and addressed, in the case of the Company, to its then principal place of business, and in the case of Employee, to his address as shown in the Company's personnel records. Any party may change the address to which notice may be addressed by giving notice to the other party in the manner set forth herein.

     11. ATTORNEYS' FEES. If any action is brought in connection with this Agreement or the relationship between the Company and Employee, the prevailing party shall be entitled to recover as an element of its costs of the action, and not as damages, all attorneys' fees actually incurred in bringing such action and in enforcing any judgment or award granted therein. The "prevailing party" shall be the party that is entitled to recover its costs of the action, regardless of whether the action proceeds to final judgment.

     12. MISCELLANEOUS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior discussions, arrangements, agreements, understandings, representations, warranties and covenants between the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of California in effect from time to time. The parties agree that proper venue will be in Los Angeles County. Section headings are included solely for convenience and reference, and shall not be used in the construction or interpretation hereof. The provisions hereof are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable, nevertheless shall be binding and enforceable. Employee's rights and obligations hereunder are personal and may not be assigned or delegated. Except as

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otherwise provided herein, this Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

     IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be signed by its duly authorized officer and Employee has executed this Employment Agreement on the day and year first written above.


SIGNATURE EYEWEAR, INC.,                        EMPLOYEE:
a California corporation


By: ___________________________                 _____________________________
                                                   Michael Prince
Its: __________________________














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